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                                                                    EXHIBIT 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                       Year Ended December 31,
                                           1994        1995        1996        1997        1998  Six        Six
                                                                                                 Months     Months
                                                                                                 Ended      Ended
                                                                                                 June 30,   June 30,
                                                                                                 1998       1999
Fixed Charges:
      Interest expense on
      indebtedness (including
      amortization of debt
      expense and discount)          $      401  $      565  $      422  $      446  $      192  $      93  $    3,402

      Interest expense on
      portion of rent expense
      representative of interest            511         724         843       1,072       1,299        615       1,291
                                     ----------  ----------  ----------  ----------  ----------  ---------  ----------

Total Fixed Charges                  $      912  $    1,290  $    1,265  $    1,518  $    1,490  $     708  $    4,693
                                     ==========  ==========  ==========  ==========  ==========  =========  ==========


Earnings (Loss):
      Net loss before provision
            for income taxes         $    9,740  $ (32,719)  $  (7,559)  $ (21,148)  $ (22,957)  $ (8,285)   $(14,276)
      Fixed charges per above              912       1,290       1,265       1,518       1,490        708       4,693
                                     ----------  ----------  ----------  ----------  ----------  ---------  ----------


Total Earnings (Loss)                $   10,652  $ (31,429)  $  (6,294)  $ (19,630)  $ (21,467)  $ (7,577)  $  (9,583)
                                     ==========  ==========  ==========  ==========  ==========  =========  ==========


Ratio of Earnings to Fixed Charges        11.68     (24.37)      (4.98)     (12.93)     (14.41)    (10.70)      (2.04)


Coverage deficiency                  $    9,740  $ (32,719)  $  (7,559)  $ (21,148)  $ (22,957)  $ (8,285)  $ (14,276)
                                     ==========  ==========  ==========  ==========  ==========  =========  ==========